Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Commences Tender Offer and Consent Solicitation

for its 8.625% Senior Notes due 2018 and Commences Tender Offer for

up to $200 million of its 7.875% Senior Notes due 2019

OMAHA, NE, June 17, 2014 – West Corporation today announced that it is commencing a tender offer to purchase any and all of its outstanding $500 million in aggregate principal amount of 8.625% Senior Notes due 2018 (the “2018 Notes”) through a cash tender offer (the “2018 Notes Tender Offer”) and is commencing a tender offer to purchase up to $200 million in aggregate principal amount (the “Maximum 2019 Notes Purchase Amount”) of 7.875% Senior Notes due 2019 (the “2019 Notes” and, together with the 2108 Notes, the “Notes”) through a cash tender offer (the “2019 Notes Tender Offer” and, together with the 2018 Notes Tender Offer, the “Tender Offers”).

In connection with the 2018 Notes Tender Offer, the Company is also soliciting the consents of holders of its 2018 Notes to certain proposed amendments to the indenture governing the 2018 Notes (the “Consent Solicitation”). The primary purpose of the Consent Solicitation and proposed amendments is to eliminate substantially all of the restrictive covenants and certain events of default from the 2018 Notes indenture.

The Tender Offers will expire at midnight Eastern time on July 15, 2014 (the “Expiration Date”). Under the terms of the 2018 Notes Tender Offer, holders of the 2018 Notes who validly tender and do not validly withdraw their 2018 Notes and consents prior to 5:00 p.m. Eastern time on June 30, 2014, such time and date which may be extended (the “Early Tender Date”), will receive the total consideration of $1,063.09 per $1,000 principal amount of 2018 Notes, which is equal to the “tender consideration” of $1,043.09 plus the “early tender payment” of $20.00. Holders of the 2018 Notes who validly tender and do not validly withdraw their 2018 Notes and consents after the Early Tender Date, but prior to the Expiration Date, will receive the tender consideration, but not the early tender payment. In both cases, holders whose 2018 Notes are purchased in the 2018 Notes Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the 2018 Notes to, but not including, the applicable settlement date.

Under the terms of the 2019 Notes Tender Offer, holders of the 2019 Notes who validly tender and do not validly withdraw their 2019 Notes prior to the Early Tender Date will receive the total consideration of $1,066.29 per $1,000 principal amount of 2019 Notes, which is equal to the “tender consideration” of $1,046.29 plus the “early tender payment” of $20.00. Holders of the 2019 Notes who validly tender and do not validly withdraw their 2019 Notes after the Early Tender Date, but prior to the Expiration Date, will receive the tender consideration, but not the early tender payment. However, if at the Early Tender Date the aggregate principal amount of 2019 Notes accepted for purchase equals or exceeds the Maximum 2019 Notes Purchase Amount, the Company does not expect to accept for payment any additional tenders of 2019 Notes after the Early Tender Date. In such event, proration, if any, shall be determined in accordance with the terms of the 2019 Notes Tender Offer as of the Early Tender Date. If, at the Early Tender Date, the aggregate principal amount of 2019 Notes validly tendered and not validly withdrawn is less than the Maximum 2019 Notes Purchase Amount, the Company expects to accept for payment all 2019 Notes validly tendered and not validly withdrawn at or before the Early Tender Date without proration. In such instance, the Company also expects to accept for payment all 2019 Notes validly tendered after the Early Tender Date and at or before the Expiration Time, up to the Maximum 2019 Notes Purchase Amount, and only 2019 Notes validly tendered after the Early Tender Date and at or before the Expiration Time, to the extent that the aggregate principal amount of all 2019 Notes tendered as of the Expiration Time would exceed the Maximum Purchase Amount, would be subject to proration. In all cases, holders whose 2019 Notes are purchased in the 2019 Notes Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the 2019 Notes to, but not including, the applicable settlement date.

The Tender Offers are contingent upon the satisfaction of certain conditions, including the completion of a private placement offering of new senior notes resulting in gross proceeds to the Company of at least $1 billion. If any of the conditions are not satisfied, West Corporation is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may even terminate the Tender Offers. Full details of the terms and conditions of the Tender Offers and the Consent Solicitation are included in the Company’s offer to purchase and consent solicitation, dated June 17, 2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, at (888) 887-1266 (toll-free) or (212) 269-5550 (collect).

Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC will act as Dealer Managers for the Tender Offers. Questions regarding the Tender Offers may be directed to Deutsche Bank Securities Inc. at 212-250-6429 (collect) and to Wells Fargo Securities, LLC at (866) 309-6316 (toll free) or (704) 410-4760 (collect).

About West Corporation

West Corporation (Nasdaq:WSTC) is a leading provider of technology-enabled communication services. West offers a broad range of communication and network infrastructure solutions that help manage or support essential communications. West’s services include conferencing and collaboration, public safety services, IP communications, interactive services such as automated notifications, large-scale agent services and telecom services.

For over 25 years, West has provided reliable, high-quality, voice and data services. West serves clients in a variety of industries including telecommunications, retail, financial services, public safety, technology and healthcare. West has a global organization with sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information, please call 800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, West’s ability to complete a private placement offering of senior notes on the terms described or at all, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending West against intellectual property infringement claims; extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of West’s substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the Company with the SEC.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

###